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                                                                       EXHIBIT 5

                                                              September 30, 1998

Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324

         RE: REGISTRATION STATEMENT ON FORM S-3; VIRAGEN, INC. (THE "COMPANY"),
             15,000,000 SHARES OF COMMON STOCK


Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 15,00,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), to be sold by Swartz Private Equity, LLC (the "Subscriber") and Swartz Investments, LLC (the "Placement Agent") as designated in the Registration Statement. The shares of Common Stock to be sold consist of up to
(i) 12,000,000 shares of Common Stock (the "Put Shares") issuable to the Subscriber pursuant to certain put rights as set forth in a Regulation D Common Stock Private Equity Line Subscription Agreement (the "Subscription Agreement");
(ii) 1,200,000 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants issuable to the Subscriber pursuant to the Subscription Agreement (the "Warrants"); (iii) 1,000,000 shares of Common Stock (the "Placement Agent Shares") issuable to the Placement Agent, for the transactions contemplated in the Subscription Agreement, upon the exercise of Common Stock purchase warrants (the "Placement Agent Warrants"); (iv) 800,000 shares of Common Stock as may be issuable as a result of certain events that may cause a delay or suspension of the sale of the Put Shares, the Warrant Shares and the Placement Agent Shares by the Subscriber or the Placement Agent.

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation (as Amended), By-Laws, the Subscription Agreement and documents pertaining to the Subscription Agreement, and exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original



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documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock to be issued to the Subscriber and the Placement Agent in accordance with the Subscription Agreement and upon the exercise of the Warrants and Placement Agent Warrants (assuming payment of the respective exercise prices therefor), when issued in accordance with the terms of the Subscription Agreement, the Warrants and the Placement Agent Warrants will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-3 to be filed with the Commission.

                                     Very truly yours,

                                     ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                                     /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A
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